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                                                                    EXHIBIT 99

PACIFICORP                                                        NEWS RELEASE
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For further information contact:


Chris Hunter: (503) 731-2090
Scott Hibbs:  (503) 731-2123

FOR IMMEDIATE RELEASE..BUSINESS & FINANCIAL EDITORS..March 9, 1995


PACIFICORP AND PACIFIC TELECOM, INC. ANNOUNCE DEFINITIVE MERGER
AGREEMENT FOR A $30 PER SHARE ACQUISITION

          PacifiCorp (NYSE:PPW) and Pacific Telecom, Inc. (Nasdaq National Market:PTCM) jointly announced today a definitive merger agreement pursuant to which PacifiCorp Holdings, Inc., a wholly-owned subsidiary of PacifiCorp, will acquire the outstanding shares of Pacific Telecom not owned by it for $30 per share in cash.
          Under the terms of the agreement, a newly-formed, wholly-owned subsidiary of PacifiCorp Holdings, Inc. will be merged with and into Pacific Telecom and the holders of the approximately 5.3 million shares of common stock of Pacific Telecom not held by PacifiCorp Holdings, Inc. would receive $30 in cash in exchange for each share of Pacific Telecom common stock. As a result of the merger, Pacific Telecom would become an indirect, wholly-owned subsidiary of PacifiCorp.
          The merger is conditioned upon, among other things, affirmative approval of the merger by holders of a majority of the approximately 5.3 million shares held by the unaffiliated public shareholders. Additional information relating to the merger, to be considered at Pacific Telecom's annual meeting, the date of which has not yet been determined, will be set forth in a proxy statement which must be
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submitted to the Securities and Exchange Commission before being mailed to shareholders.
          PacifiCorp Holdings, Inc. presently owns approximately 87% of the outstanding shares of Pacific Telecom. On November 1, 1994, it proposed to acquire the shares not owned by it for $28 per share in cash. Promptly thereafter, Pacific Telecom formed a Special Committee of independent directors to receive, study, negotiate and make recommendations to the Board of Directors of Pacific Telecom regarding that proposal. The merger announced today has been unanimously approved by the Board of Directors of Pacific Telecom as fair to, and in the best interests of, Pacific Telecom's public minority shareholders upon the unanimous recommendation of the Special Committee. In connection with its recommendation of the transaction, the Special Committee received the written opinions of Smith Barney Inc. and CS First Boston Corporation, to the effect that the consideration to be received by the minority shareholders in the merger is fair, from a financial point of view, to such holders. The Board of Directors of PacifiCorp has received a fairness opinion from Salomon Brothers Inc to the effect that the consideration to be paid to minority shareholders is fair, from a financial point of view, to PacifiCorp.


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